Exhibit 99.1

Gilla Retains the Brains behind Mr. Checkpoint

MIAMI, FLORIDA - (August 19th, 2014) - Gilla Inc. ("Gilla" or the "Company") (OTCQB:GLLA) is pleased to announce that they have retained the services of Los Angeles-based digital strategist and activist Sennett Devermont to aid in the activation of their digital electronic cigarette (“e-cigarette”) strategies. A serial entrepreneur, Mr. Devermont is the founder of Mr. Checkpoint, a national service reaching millions of users and addressing the implications of drunk driving, and co-founder of DateUp, a dating site that was acquired by IAC (a leading media and Internet company whose network includes sites such as Ask.com, Match.com and Vimeo).

“We are very excited to have Sennett on board,” said Mike Connell, Gilla’s VP of Digital. “His experience and savvy working with celebrities and influencers to build awareness and engagement online is unrivalled, and tapping into the strategy behind the success of projects like Mr. Checkpoint is a great opportunity for us.”

“Gilla’s team is dynamic and agile, and I believe they are innovators in the e-cigarette space,” said Mr. Devermont, whose Mr. Checkpoint has attained cult-like status in the United States. “I’m excited to be working with them and can’t wait to launch our upcoming campaigns.”

About Gilla Inc.
Gilla Inc. designs, markets and distributes electronic cigarettes ("e-cigarettes"), vaporizers, e-liquids and related accessories. Gilla provides white-label solutions to its clients including branding, marketing and sales support. E-cigarettes and vaporizers are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes and vaporizers do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements
Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.'s SEC filings.

For more information, please visit gillainc.com, or contact:

Gilla Inc.
Mr. Graham Simmonds
Chief Executive Officer
1 (855) 547-6653 Ext. 300
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc